EX-16. LETTER ON CHANGE IN CERTIFYING ACCOUNTANT

Yarel + Partners

Certified Public Accountants

1 Nirim Street, Tel Aviv, Israel 67060

December 31, 2013

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements of Andain, Inc. (the “Company”) pertaining to our firm included under Item 4.01 of the Form 8-K dated December 29, 2013 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Yarel + Partners

Yarel + Partners

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